Exhibit 10.1

RETENTION AGREEMENT

This Retention Agreement (the “Agreement”) is entered into as of July 20, 2018, by and between Argos Therapeutics, Inc. (the “Company”) and Jeffrey D. Abbey (“Executive”).

WHEREAS, Executive and the Company entered into that certain offer letter dated December 9, 2013 (the “Offer Letter”); and

WHEREAS, the Offer Letter provides for the payment of certain amounts of salary and severance upon certain conditions; and

WHEREAS, the Company is in the process of pursuing various strategic alternatives, including without limitation a merger of the Company or the winding down of the Company (the “Transition”); and

WHEREAS, in the Executive’s position as President and Chief Executive Officer, Executive has obtained considerable knowledge and expertise about the Company and its business operations; and

WHEREAS, in order to complete any strategic alternatives as part of the Transition, the Company desires to continue to retain the services of Executive and the benefits of Executive’s experience and knowledge; and

WHEREAS, the Company recognizes the effort and commitment required of Executive to complete any transactions as part of the Transition and wants to create an incentive for Executive to continue to be employed by the Company during the Transition; and

WHEREAS, the Executive desires to continue to perform services for the Company in accordance with the terms set forth below.

NOW, THEREFORE, in consideration of the premises (which are incorporated herein by reference) and the consideration set forth below, the sufficiency of which is hereby acknowledged and agreed, the parties hereby agree as follows:

1.	Initial Retention Payment. The Company will pay Executive an initial retention payment (the “Initial Retention Payment”) of $ 97,200 upon the date hereof (the “First Payment Date”), subject to the following terms and conditions: (a) the Executive must execute and deliver to the Company a Release of Claims Agreement as set forth in Exhibit A, attached hereto, on or before the date hereof; and (b) the payment of the Initial Retention Payment will be subject to applicable taxes and withholdings.

2.	Second Retention Payment. The Company will pay Executive a second retention payment (the “Second Retention Payment”) of $ 223,915 on August 15, 2018 (the “Second Payment Date”), subject to the following terms and conditions: (a) the Executive must have satisfied the conditions for the payment of the Initial Retention Payment; (b) the Executive must be employed by the Company on the Second Payment Date or the Executive’s employment must have been terminated by the Company without Cause or by the Executive with Good Reason before the Second Payment Date; (c) Executive must execute the Reaffirmation of Release of Claims Agreement attached hereto as Exhibit B on or before August 15, 2018; (d) the payment of the Second Retention Payment will be subject to applicable taxes and withholdings; and (e) the Executive must execute and deliver the Consulting Agreement attached hereto as Exhibit C on or before August 15, 2018. If Executive fails to execute the Reaffirmation of Release of Claims Agreement or the Consulting Agreement on or before August 15, 2018, the Company shall provide the Executive with written notification of such deficiency. Executive shall then have ten (10) business days to correct any deficiency without any penalty.

3.	Amendment of Salary. The Company and Executive agree that, for the period from July 16 to August 15, 2018 only, the Executive’s base salary shall be increased such that the amount paid during each semi-monthly pay period during such period will equal $30,000 (the “Salary Adjustment”). The Salary Adjustment, less applicable taxes and deductions, shall be paid in the Company’s normal payroll periods. After August 15, 2018, the Executive’s salary shall return to its amount in effect immediately prior to the signing of this Retention Agreement.

4.	Amendment of Offer Letter. In consideration of the Salary Adjustment and the payment of the Retention Payments, upon payment of the First Retention Payment, Executive hereby waives his right to receive severance and any other post-employment benefits upon the termination of employment without Cause or for Good Reason, including termination of employment without Cause or for Good Reason following a Change of Control, each as defined and set forth in the Offer Letter (the “Severance Waiver”). All of the other terms and conditions of the Offer Letter will remain in full force and effect. Notwithstanding the foregoing, if for any reason either the First or Second Retention Payment or the Salary Adjustment is required to be repaid by Executive or is otherwise voided or recovered or the Company fails to pay the Second Retention Payment when due, then the Executive’s Severance Waiver shall immediately and without further notice be revoked and Executive shall retain all rights to severance and any other post-employment benefits set forth in the Offer Letter.

5.	Effect of Breach of Consulting Agreement. If Executive materially breaches the Consulting Agreement during the first 60 days that it is in effect, Executive shall repay 25% of the Initial Retention Payment and the Second Retention Payment.

6.	Termination Prior to Second Retention Payment. If the Executive's employment is terminated by the Company or if the Executive resigns for Good Reason prior to the payment of the Second Retention Payment, the Company shall pay the Executive the Second Retention Payment and any unpaid Salary Adjustment amount upon such termination or resignation.

7.	Section 409A. The terms of this Agreement are intended to comply or be exempt from the provisions of Section 409A (as defined in the Offer Letter) and will be construed in accordance therewith. The Company makes no representations or warranties to the Executive and has no liability to Executive if any of the provisions or payments under this Agreement are determined to constitute deferred compensation subject to the terms of 409A but not to satisfy the conditions of that Section.

8.	Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina (without reference to the conflicts of law provisions thereof.) Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court in Durham County, North Carolina.

9.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will deemed an original and all of which taken together shall constitute one and the same instrument.

10.	Successors and Assigns. This Agreement, together with the Exhibits attached hereto, and the Offer Letter sets forth the entire agreement between the Company and the Executive and replaces all prior communications, agreements and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may only be modified or amended by written agreement executed by the Company and Executive.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date set forth above.

ARGOS THERAPEUTICS, INC.

/s/ Hubert Birner
By: Hubert Birner
Its: Chairman of the Board

JEFFREY ABBEY

/s/ Jeffrey Abbey